UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2011

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code:

(724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 21, 2010, the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd-Frank Act”) was enacted. Section 1503 of the Dodd-Frank Act contains new reporting requirements regarding mine safety, including disclosing the receipt of an imminent danger order under section 107(a) of the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) issued by the Mine Safety and Health Administration (“MSHA”) in a Current Report on Form 8-K.

On January 11, 2011, CONSOL of Kentucky Inc., a subsidiary of CONSOL Energy Inc. (the “Company”) and the operator of the Company’s MT-34/PEG Fork mine (the “Wiley Surface Mine”) located in Mingo County, West Virginia, received an imminent danger order (the “Order”) with respect to the Wiley Surface Mine under Section 107(a) of the Mine Act. Imminent danger orders are generally issued by MSHA in situations in which MSHA determines that an imminent danger exists and result in orders of immediate withdrawal from the area of the mine affected by the condition.

The Order stated that a sudden freezing winter storm had caused 3,000 feet of the coal haulage road at the Wiley Surface Mine to “freeze and be very slick.” According to the language of the Order, the Order was issued to prevent persons from traveling the road until the road could be made safe to travel. In response to the Order, mine personnel dispatched road maintenance personnel to assist and fix the road condition. Traffic was stopped while the road was regraded and gravel was applied. The Order was terminated approximately one hour after it was issued. No injuries resulted from the condition described in the Order.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/S/ STEPHEN W. JOHNSON
Stephen W. Johnson
Senior Vice President and General Counsel

Dated: January 14, 2011